JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2011

Morristown, Tennessee -- (July 29, 2011) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank, announced net income for the quarter ended June 30, 2011 of $363,000, or $0.06 per diluted share, compared to a net loss of $24.4 million, or $3.91 per diluted share, for the quarter ended June 30, 2010.  Financial results for the quarter ended June 30, 2010 were significantly impacted by a $21.8 million non-cash goodwill impairment charge relating to the Company’s acquisition of State of Franklin Bancshares, Inc. in 2008.  For the fiscal year ended June 30, 2011, the Company reported net income of $1.2 million, or $0.20 per diluted share, compared to a net loss of $24.0 million, or $3.85 per diluted share, for the fiscal year ended June 30, 2010.

Anderson L. Smith, President and Chief Executive Officer, commented, “While our financial results  continue to be affected by a challenging economic environment, we are pleased to report continued positive trends in asset quality, capital levels and earnings.  At June 30, 2011, non-performing assets totaled $18.2 million, or 3.24% of total assets, compared to $26.4 million, or 4.18% of total assets, at June 30, 2010. We continue to maintain a strong liquidity position and our regulatory capital ratios exceed those required to be considered “well capitalized” for regulatory purposes.”

Net interest income was $4.8 million for the three months ended June 30, 2011 compared to $4.6 million for the same period in 2010.  The net interest margin was 3.88% for the three months ended June 30, 2011 compared to 3.36% for the same period in 2010. The yield on interest-earning assets declined 10 basis points to 5.09% for the three months ended June 30, 2011 compared to 5.19% for the same period in 2010 due primarily to a shift from average loan balances into lower yielding investments. The cost of interest-bearing liabilities declined 59 basis points to 1.33% for the three months ended June 30, 2011 compared to 1.92% for the same period in 2010, due to lower interest rates on deposits and a lower level of FHLB advances. For the fiscal year ended June 30, 2011, net interest income decreased $147,000, or 0.8%, to $18.3 million while the net interest margin increased 14 basis points to 3.44% compared to 3.30% for the fiscal year ended June 30, 2010.

Noninterest income decreased $114,000, or 19.5%, to $471,000 for the three months ended June 30, 2011 compared to $585,000 for the same period in 2010, due to decreases in mortgage origination fee income and service charges and fees, combined with an increase in net losses on the disposition of other real estate owned (“OREO”).  For the fiscal year ended June 30, 2011, noninterest income remained stable at $4.0 million compared to the fiscal year ended June 30, 2010, and included an increase in gain on investment securities totaling $802,000 that offset an increase in net losses on the disposition of OREO totaling $614,000 and a decrease in service charges and fees totaling $331,000.

Total noninterest expense was $4.0 million for the three months ended June 30, 2011 compared to $26.0 million for the corresponding period in 2010.  For the fiscal year ended June 30, 2011, noninterest expense totaled $17.4 million compared to $39.7 million for fiscal 2010.  Results for the quarter and year ended June 30, 2010 included a $21.8 million non-cash goodwill impairment charge as described above.  Noninterest expense for fiscal 2011 included a decrease in occupancy expense totaling $680,000, and a decrease in compensation expense totaling $425,000. Noninterest expense for fiscal 2011 was negatively impacted by a $734,000 increase in valuation adjustments and expenses on OREO and prepayment penalties on the early payoff of FHLB advances totaling $775,000.

At June 30, 2011, total assets were $562.1 million compared to $630.8 million at June 30, 2010.  Investment securities increased $12.0 million, or 19.1%, to $75.0 million at June 30, 2011 compared to $63.0 million at June 30, 2010, primarily due to new purchases exceeding sales and calls of securities.  Net loans decreased $54.6 million, or 12.6%, to $379.8 million at June 30, 2011, compared to $434.4 million at June 30, 2010, due primarily to a combination of reduced loan demand and normal pay-downs on existing loans.  Reduced loan demand is primarily the result of continued economic weakness in the Bank’s market areas.

Total deposits decreased $24.9 million, or 5.2%, to $454.3 million at June 30, 2011 compared to $479.2 million at June 30, 2010 due to planned runoff of certificates of deposit through lower interest rates.  Time deposits decreased $29.3 million, or 12.2%, to $210.9 million while transaction accounts increased $4.4 million to $243.4 million at June 30, 2011 compared to $239.0 million at June 30, 2010.  The average cost of interest-bearing deposits for the three month period ended June 30, 2011 was 1.09% compared to 1.55% for the corresponding period in 2010.   FHLB advances decreased $46.9 million to $37.9 million at June 30, 2011 compared to $84.8 million at June 30, 2010 as excess liquidity was used to repay advances.  Although prepayment penalties totaling $775,000 for the fiscal year ended June 30, 2011 were incurred in connection with the repayment of the advances, management believes the future savings in interest expense will more than offset the prepayment penalties.

The Bank continues to be well-capitalized under regulatory requirements. The Bank’s total risk-based capital ratio was 13.36% at June 30, 2011, compared to 11.61% at June 30, 2010.  At June 30, 2011, the Company had 6,634,523 common shares outstanding with a book value of $8.56 per common share.

Nonperforming assets totaled $18.2 million, or 3.24% of total assets, at June 30, 2011, compared to $26.4 million, or 4.18% of total assets, at June 30, 2010.  Nonaccrual loans totaled $8.2 million at June 30, 2011 compared to $18.8 million at June 30, 2010.  Foreclosed real estate amounted to $9.5 million at June 30, 2011 compared to $6.9 million at June 30, 2010.  Net charge-offs for the fiscal year ended June 30, 2011 were $5.9 million, or 1.42% of average loans, compared to $3.9 million, or 0.83% of average loans, for the fiscal year ended June 30, 2010.  Net charge-offs for the fiscal year ended June 30, 2011 were primarily attributable to write-downs on OREO as weaknesses in local real estate markets continue to adversely impact collateral values.   The allowance for loan losses was $7.0 million, or 1.80% of total loans, at June 30, 2011 compared to $9.6 million, or 2.17% of total loans, at June 30, 2010. The provision for loan losses totaled $3.3 million for the fiscal year ended June 30, 2011, compared to $8.8 million for the fiscal year ended June 30, 2010.   Although the Bank has experienced recent improvement in certain asset quality metrics, management expects asset quality trends will be affected by continued weakness in the economy.  The adequacy of the allowance for loan losses is evaluated monthly and adjusted as necessary to maintain an appropriate reserve for probable losses in the loan portfolio.  In addition, the Federal Deposit Insurance Corporation and Tennessee Department of Financial Institutions, as an integral part of their examination process, periodically review our allowance for loan losses and may require the Company to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421

JEFFERSON BANCSHARES, INC.

	At	At
	June 30, 2011	June 30, 2010
	(Dollars in thousands)

Financial Condition Data:
Total assets	$562,066	$630,770
Loans receivable, net	379,784	434,378
Cash and cash equivalents, and
interest-bearing deposits	40,548	69,303
Investment securities	75,008	62,989
Deposits	454,262	479,183
Repurchase agreements	945	944
FHLB advances	37,942	84,834
Subordinated debentures	7,133	7,021
Stockholders' equity	$56,797	$56,523

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)

Operating Data:
Interest income	$6,282	$7,113	$26,333	$30,043
Interest expense	1,506	2,522	8,030	11,593
Net interest income	4,776	4,591	18,303	18,450
Provision for loan losses	900	5,500	3,250	8,809
Net interest income after
provision for loan losses	3,876	(909)	15,053	9,641
Noninterest income	471	585	4,002	4,034
Noninterest expense	4,038	26,040	17,413	39,657
Earnings before income taxes	309	(26,364)	1,642	(25,982)
Total income taxes	(54)	(1,972)	401	(1,982)
Net earnings	$363	$(24,392)	$1,241	$(24,000)

Share Data:
Earnings per share, basic	$0.06	$(3.91)	$0.20	$(3.85)
Earnings per share, diluted	$0.06	$(3.91)	$0.20	$(3.85)
Book value per common share	$8.56	$8.49	$8.56	$8.49
Weighted average shares:
Basic	6,231,159	6,225,301	6,216,249	6,226,921
Diluted	6,231,159	6,225,301	6,216,249	6,226,921

	Year Ended June 30,
	2011	2010
	(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$9,649	$4,722
Provision for loan losses	3,250	8,809
Recoveries	219	61
Charge-offs	(6,134)	(3,943)
Net Charge-offs	(5,915)	(3,882)
Allowance at end of period	$6,984	$9,649

Net charge-offs to average outstanding
loans during the period, annualized	1.42%	0.83%

	At	At
	June 30, 2011	June 30, 2010
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$8,248	$18,779
Nonperforming investments	464	731
Real estate owned	9,498	6,865
Other nonperforming assets	1	-

Total nonperforming assets	$18,211	$26,375

	Year Ended	Year Ended
	June 30, 2011	June 30, 2010

Performance Ratios:
Return on average assets	0.20%	(3.65%)
Return on average equity	2.18%	(29.65%)
Interest rate spread	3.34%	3.18%
Net interest margin	3.44%	3.30%
Efficiency ratio	85.71%	83.93%
Average interest-earning assets to
average interest-bearing liabilities	106.81%	105.97%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total gross loans	1.80%	2.17%
Allowance for loan losses as a
percent of nonperforming loans	84.68%	51.38%
Nonperforming loans as a percent
of total loans	2.13%	4.22%
Nonperforming assets as a percent
of total assets	3.24%	4.18%